Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Amyris, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form S-3 [File No. 333-255105] of Amyris, Inc. and Subsidiaries (the Company) of our report dated March 8, 2022, relating to the Company’s consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, and the effectiveness of internal control over financial reporting as of December 31,2021, which reports appear in the Annual Report on Form 10-K of Amyris, Inc. for the year ended December 31, 2021. We further consent to the reference to our firm under the caption “Experts” in this Registration Statement in such Registration Statement.

Our report on the effectiveness of internal control over financial reporting expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

Our report on the consolidated financial statements refers to changes in accounting method of accounting for leases on January 1, 2019, due to the adoption of Financial Accounting Standard Board’s Accounting Standards Codification 842, Leases.

/s/ Macias Gini & O’Connell LLP
San Jose, California
March 16, 2023